PLUM CREEK TIMBER COMPANY, L.P. TO SEEK ADJOURNMENT

                     OF SPECIAL MEETING OF UNITHOLDERS

      SEATTLE, WASHINGTON -- March 19, 1999 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced that the Delaware Court of Chancery issued an opinion late yesterday which preliminarily enjoins the Unitholder vote to approve the Company's proposed conversion from a publicly traded Master Limited Partnership to a publicly traded Real Estate Investment Trust (REIT), pending disclosure of additional information related to the proposed conversion. The ruling was issued in connection with a complaint filed by a Unitholder on February 8, 1999.

      Plum Creek said that it will promptly mail to its Unitholders additional information related to the conversion, consistent with the court's opinion.

      The conversion was scheduled to be voted upon at a Special Meeting of Unitholders on Monday, March 22, 1999. The Company expects to convene and then adjourn the Special Meeting of Unitholders to a subsequent date, which will be determined as soon as possible. Plum Creek believes the conversion is in the best interests of the Company and all of its Unitholders.

      Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Pacific Northwest, Southern and Northeastern United States.